Exhibit 10.26

Projects Transfer Agreement

Transferor (Party A):

Party A1: Xi’an Zhonghong New Energy Technology Co., Ltd.

Legal Representative: Geyun Wang

Party A2: Xi’an TCH Energy Technology Co., Ltd.

Legal Representative: Lingye Wang

Transferee:

Party B: Chonggong Bai

The Party A1 has a Xuzhou Huayu CDQ waste heat power generation project (under construction). The Party A2 has Biomass power generation projects in Shenqiu (in operatoin). Party A1 is a wholly-owned subsidiary of Party A2. Party A1 and Party A2 are hereinafter referred to as Party A. Now, Party A and Party B have reached the following project transfer agreement on the premise of equality, mutual benefit and consensus through consultation, for mutual compliance.

1. Projects overview: Party A1’s project: Xuzhou Huayu CDQ Waste Heat Power Generation Project is located in Dapeng Village, Dapeng Town, Tongshan District, Xuzhou, Jiangsu, which is under construction now. As of September 30, 2018, the book value of the project is RMB 163,199,340.50.

Party A2’s project: Shenqiu Yuneng Biomass Power Generation Projects are located at Nanhuan Road, Huaidian Town, Shenqiu County, Henan, which is under operation now. As of September 30, 2018, the book value of the project is RMB 62,854,089.16 and account receivables of Shenqiu Yuneng rental fee is RMB 56,100,000.

2. Party B is the sole shareholder of Xi’an Hanneng Enterprises Management Consulting Co., Ltd. (“Hanneng”). Party B holds 100% equity ownership of Hanneng. The only asset of Hanneng is 47.15 shares of Xi’an Huaxin New Energy Co., Ltd. which is worth RMB 247,066,000.

3. Party A agrees to transfer their projects mentioned above to Party B, (including Party A1’s account receivables of Sheqiu Yuneng), with total transfer price of RMB 247,066,000, among of which, RMB 120,000,000 is for Party A1’s project and RMB 127,066,000 is for Party A2’s projects.

4. Payment Schedule and Method

Party B transfers all the equity shares of its wholly owned company, Xi’an Hanneng Enterprises Management Consulting Co., Ltd. to Beijing Hongyuan Recycling Energy Investment Center, LLP (“HYREF”) as repayment for the RMB 247,066,000 loan owed by Xi’an Zhonghong to HYREF as consideration for the transfer of the projects. The value of RMB 247,066,000 is appraised by the appraisal company and confirmed by all parties. The completion of registration change of Hanneng at Industry and Commerce Bureau is regarded as the completion of the payment of RMB 247,066,000 for the two projects.

5. Within 30 days after the completion of registration change of Hanneng, Party A shall deliver the above mentioned projects to Party B including documents handover, project sites handover and ownership change, etc.

6. Liability for breach of contract: after the signing of this agreement, each party shall conscientiously perform their respective rights and obligations, otherwise, either party shall be liable for breach of contract to the other party.

7. Any dispute arising from the performance of this agreement may be settled by the parties through negotiation. If no agreement can be reached through negotiation, the parties may file a lawsuit with the people's court with jurisdiction.

8. This agreement shall come into force upon being signed and sealed by all parties. This agreement is made in quadruplicate, with each party holding two copies and each copy having the same legal effect.

Party A1: Xi’an Zhonghong Energy Technology Co., Ltd.

Party A2: Xi’an TCH Energy Technology Co., Ltd.

Party B: Chonggong Bai

Date: Jan. 4, 2019